Exhibit 10.1

April 28, 2017

John T. Curnutte, M.D., Ph.D.

jcurnutte@portola.com

Dear John,

This letter sets forth the amended terms and conditions of your employment with Portola Pharmaceuticals, Inc. (“Portola” or the “Company”), effective May 1, 2017.

Duties/Role

You will continue to serve as the Company’s Executive Vice President, Research and Development, reporting to the CEO. However, your schedule will be adjusted back to a regular full-time schedule (100%). You are expected to work from the Company’s headquarters one week per month. For the remaining time, you will work out of your home office.

Annual Salary

Your full-time salary will be $445,571 per year, less payroll deductions and all required withholdings.

Target Bonus

You will remain eligible for a target bonus equal to 45% of your annual salary. Whether Portola awards bonuses for any given year and the allocation of the bonuses (if awarded), will be in the sole discretion of the Company as determined by its Board of Directors (the “Board”). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year’s performance. If your employment terminates prior to the payment of any bonus, then you will not have earned the bonus and will not receive any portion of it.

Equity

Your existing equity awards will continue to be governed in all respects by the governing plan documents and equity award agreements. You will also remain eligible for future grants, subject to the discretion of the Board.

Benefits

You will remain eligible for the Company’s standard benefits, subject to the terms and conditions of such plans.

The Company will also provide you with a monthly payment, less payroll deductions and all required withholdings, in the net amount of $1,800, to continue coverage of your personal retirement medical program.

Please note that the Company may change your compensation, benefits, and duties from time to time in its discretion.

Expense Reimbursement

The Company agrees to reimburse you for your hotel, transportation and meals for each week that you work from the Portola Offices.

Confidentiality

You are required to continue to comply with the terms of your Proprietary Information and Inventions Agreement, as well as all Company rules and regulations.

Acknowledgements

Your employment with the Company shall remain at will, which means you may terminate your employment with Portola at any time and for any reason whatsoever simply by notifying Portola, and likewise, Portola may terminate your employment at any time and with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. Portola reserves the right, in its sole discretion, to adjust salaries, incentive compensation, stock plans, employee benefits, job titles, locations, duties, responsibilities and reporting relationships in accordance with applicable laws.

This letter, together with the Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of agreement with Portola concerning the subject matter hereof. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Portola.

Yours truly,

/s/ William Lis

William Lis
Chief Executive Officer

Accepted:

/s/ John T. Curnutte, M.D., Ph.D	5/3/17
John Curnutte, M.D., Ph.D.	Date

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